EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-83676, 33-95766, 33-40136, 333-100420, 333-120131, 333-135439, 333-144811, and 333-145207 on Form S-8 of our report dated March 5, 2008 (October 15, 2008 as to Note 19), relating to the consolidated financial statements of Columbia Banking System, Inc. and appearing in this Form 8-K.

Seattle, Washington
October 15, 2008